Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-257454 on Form S-4 of our reports dated March 1, 2021 relating to the financial statements of Core-Mark Holding Company, Inc. and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Core-Mark Holding Company, Inc., for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 12, 2021